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                                                                     EXHIBIT 2.1


                                     AMENDED

                               PLAN OF CONVERSION
                                       FOR
                         FIRST FEDERAL SAVINGS AND LOAN
                             ASSOCIATION OF HAZLETON





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                                     AMENDED

                               PLAN OF CONVERSION

                                       FOR

                         FIRST FEDERAL SAVINGS AND LOAN

                             ASSOCIATION OF HAZLETON

1.         INTRODUCTION


           This Amended Plan of Conversion ("Plan") provides for the conversion of First Federal Savings and Loan Association of Hazleton ("BANK") from a federally-chartered mutual savings and loan association to a federally-chartered capital stock savings bank to be named First Federal Bank. The Board of Directors of the BANK currently contemplates that all of the stock of the BANK shall be held by a corporation (the "Holding Company"). The Board of Directors has carefully considered the alternatives available to the BANK with respect to its corporate structure and has determined that a mutual to stock conversion as described in this Plan is in the best interests of the BANK, its depositors and the community served by the BANK. The Board of Directors believes that the decline in mutuality is placing mutual savings associations, such as the BANK, at a disadvantage to the increasing base of stock thrift and commercial bank institutions. The restructuring of the BANK into the capital stock form of organization will enable the BANK to compete more effectively with commercial banks and other financial institutions for new business opportunities, and as a stock institution, to increase its equity capital base and access the capital markets when needed and to enhance the BANK'S ability to expand its franchise and the products it offers. The use of the Holding Company, if so utilized, would also provide greater


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organizational and operating flexibility. Shares of capital stock of the BANK will be sold to the Holding Company and the Holding Company will offer the Conversion Stock upon the terms and conditions set forth herein to the Eligible Account Holders, the Employee Plans established by the BANK or Holding Company, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in this Plan. Any shares of Conversion Stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public either directly by the BANK and the Holding Company through a Community Offering or a Syndicated Community Offering or through an underwritten firm commitment public offering or through a combination thereof. In the event that the BANK decides not to utilize the Holding Company in the conversion, Conversion Stock of the BANK, in lieu of the Holding Company, will be sold as set forth above and in the respective priorities set forth in this Plan. In addition to the foregoing, the BANK and the Holding Company, as part of this Plan, intend to implement stock option plans and other stock benefit plans and will provide employment or severance agreements to certain management employees and certain other compensation to the directors, officers and employees of the BANK as described in the prospectus for the Conversion Stock.

           In furtherance of the BANK's long term commitment to its community, this Plan provides for the establishment of a foundation (the "Foundation") as part of the Conversion. The Foundation is intended to complement the BANK's existing community reinvestment activities in a manner that will allow the communities in which the BANK operates to share in the potential growth and profitability of the Holding Company and the BANK over the long term. Consistent with the BANK's goal, the Holding Company intends to donate to the Foundation from its authorized but unissued common stock up to 8% of the number of shares sold in the


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Conversion. The establishment of the Foundation is subject to the approval of the Voting Members of the BANK. In the event the Foundation is not approved, the BANK may determine to complete the Conversion without the Foundation.

           This Plan, which has been unanimously approved by the Board of Directors of the BANK, must also be approved by the affirmative vote of a majority of the total number of outstanding votes entitled to be cast by Voting Members of the BANK at a special meeting to be called for that purpose. Prior to the submission of this Plan to the Voting Members for consideration, the Plan must be approved by the Office of Thrift Supervision (the "OTS").

2.         DEFINITIONS

           For the purposes of this Plan, the following terms have the following meanings:

           Account Holder - The term Account Holder means any Person holding a Savings Account in the BANK.

           Acting in Concert - The term "Acting in Concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or
(iii) a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the


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purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

           Actual Purchase Price - The term Actual Purchase Price means the per share price at which the Conversion Stock is ultimately sold in accordance with the terms hereof.

           Associate - The term Associate when used to indicate a relationship with any person, means (i) any corporation or organization (other than the BANK or a majority-owned subsidiary of the BANK) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity except that for the purposes of Sections 9 and 14 hereof, the term "Associate" does not include any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Director or Officer of the BANK or the Holding Company, if utilized, or any of its parents or subsidiaries.

           Bank - The term BANK means First Federal Savings and Loan Association of Hazleton, Hazleton, Pennsylvania, and after its conversion to stock form, First Federal Bank.


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           Community Offering - The term Community Offering means the offering for sale to certain members of the general public directly by the BANK or the Holding Company, if utilized, of any shares of Conversion Stock not subscribed for in the Subscription Offering.

           Conversion Stock - The term Conversion Stock means the common stock offered and issued by the Holding Company or the $1.00 par value Common Stock offered and issued by the BANK, if the Holding Company form of organization is not utilized, upon conversion.

           Director - The term Director means a member of the Board of Directors of the BANK and, where applicable, a member of the Board of Directors of the Holding Company.

           Eligible Account Holder - The term Eligible Account Holder means any person holding a Qualifying Deposit on the Eligibility Record Date.

           Eligibility Record Date - The term Eligibility Record Date means the date for determining Eligible Account Holders in the BANK and is September 30, 1996.

           Employees - The term Employees means all Persons who are employed by the BANK but does not include an Officer or Director.

           Employee Plans - The term Employee Plans means the Tax Qualified Employee Stock Benefit Plans approved by the Board of Directors of the BANK.

           Estimated Price Range - The term Estimated Price Range means the range of minimum and maximum aggregate values determined by the Board of Directors of the BANK within which the aggregate amount of Common Stock sold in the Conversion will fall. The Estimated Price Range will be within the estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.


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           FDIC - The term FDIC means the Federal Deposit Insurance Corporation.

           Holding Company - The term Holding Company means the corporation formed for the purpose of acquiring all of the shares of capital stock of the BANK to be issued upon its conversion to stock form unless the Holding Company form of organization is not utilized. Shares of common stock of the Holding Company will be issued in the conversion to Participants and others in a Subscription, Community, Syndicated Community, or underwritten firm commitment public offering, or through a combination thereof.

           Independent Appraiser - The term Independent Appraiser means an appraiser retained by the BANK to prepare an appraisal of the pro forma market value of the Conversion Stock.


           Local Community - The term Local Community means all counties in which the Bank has its home office or a branch office.


           Member - The term Member means any Person or entity who qualifies as a member of the BANK pursuant to its charter and bylaws.

           OTS - The term OTS means Office of Thrift Supervision of the Department of the Treasury and its successors.

           Officer - The term Officer means an executive officer of the BANK which includes the Chief Executive Officer, President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary, Treasurer and Controller and any person performing functions similar to those performed by the foregoing persons.

           Order Form - The term Order Form means any form together with attached cover letter, sent by the BANK to any Participant or Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Conversion Stock in the Subscription and Community Offerings.


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           Other Member - The term Other Member means any person who is a Member of the BANK (other than an Eligible Account Holder or Supplemental Eligible Account Holder) at the close of business on the Voting Record Date.

           Participants - The term Participants means the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members.

           Person - The term Person means an individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

           Plan - The term Plan means this Plan of Conversion of the BANK as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.


           Preferred Subscribers - The term Preferred Subscribers means those member of the general public which are natural persons residing in the Bank's Local Community.


           Qualifying Deposit - The term Qualifying Deposit means the balance of each Savings Account of $50 or more in the BANK at the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, whichever may be the case. Savings Accounts with total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

           SEC - The term SEC refers to the United States Securities and Exchange Commission.

           Savings Account - The term Savings Account has the same meaning as in
Section 561.42 of the Rules and Regulations of the OTS and includes certificates of deposit.

           Special Meeting of Members - The term Special Meeting of Members means the special meeting and any adjournments thereof held to consider and vote upon this Plan.

           Subscription Offering - The term Subscription Offering means the offering of Conversion Stock for purchase through Order Forms to Participants.


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           Subscription Price - The term Subscription Price means the amount per share of Conversion Stock to be paid initially by Participants in the Subscription Offering and persons in the Community Offering.

           Supplemental Eligibility Record Date - The term Supplemental Eligibility Record Date means the supplemental record date for determining Supplemental Eligible Account Holders of the BANK. The Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding the OTS' approval of the application for conversion.

           Supplemental Eligible Account Holder - The term Supplemental Eligible Account Holder means any person (other than an Eligible Account Holder) holding a Qualifying Deposit, except officers, directors and their associates, as of the Supplemental Eligibility Record Date.

           Syndicated Community Offering - The term Syndicated Community Offering means the offering of Conversion Stock following the Subscription and Community Offerings through a syndicate of broker-dealers.

           Tax-Qualified Employee Stock Benefit Plan - The term Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution plan which is not so qualified.

           Voting Members - The term Voting Members means those persons qualifying as voting members of the BANK pursuant to its charter and bylaws.


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           Voting Record Date - The term Voting Record Date means the date fixed by the Directors in accordance with OTS regulations for determining eligibility to vote at the Special Meeting of Members.

3.         PROCEDURE FOR CONVERSION

           After approval of the Plan by a vote of not less than two-thirds (2/3) of the Board of Directors of the BANK, the Plan shall be submitted together with all other requisite material to the OTS for its approval. Notice of the adoption of the Plan by the Board of Directors of the BANK and the submission of the Plan to the OTS for its approval will be published in a newspaper having general circulation in each community in which an office of the BANK is located and copies of the Plan will be made available at each office of the BANK for inspection by the Members. Upon receipt of notice from the OTS to do so, the BANK also will cause to be published a notice of the filing with the OTS of an application to convert in accordance with the provisions of the Plan. Following approval by the OTS, the Plan will be submitted to a vote of the Voting Members at the Special Meeting of Members called for that purpose. Upon approval of the Plan by a majority of the total outstanding votes of the Voting Members, the BANK will take all other necessary steps pursuant to applicable laws and regulations to convert the BANK to stock form. The conversion must be completed within 24 months of the approval of the Plan by the Voting Members, unless a longer time period is permitted by governing laws and regulations.

           The Board of Directors of the BANK intends to take all necessary steps to form the Holding Company, including the filing of an Application on Form H-(e)1 or H-(e)1-S, if available to the Holding Company, with the OTS. In the event that the Holding Company is


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utilized, upon conversion the BANK will issue capital stock to the Holding
Company and the Holding Company will issue and sell the Conversion Stock in accordance with this Plan.

           The Board of Directors of the BANK may determine for any reason at any time prior to the issuance of the Conversion Stock not to utilize a holding company form of organization in the Conversion, in which case, the Holding Company's registration statement on Form S-1 will be withdrawn from the SEC, the BANK will take all steps necessary to complete the conversion from the mutual to the stock form of organization, including filing any necessary documents with the OTS, and will issue and sell the Conversion Stock in accordance with this Plan. In such event, any subscriptions or orders received for Conversion Stock of the Holding Company shall be deemed to be subscriptions or orders for Conversion Stock of the BANK without any further action by the BANK or the subscribers for the Conversion Stock, unless any such further action is required by the SEC or the OTS, in which case the BANK shall take such necessary action to complete the Conversion. Any references to the Holding Company in this Plan shall mean the BANK in the event the Holding Company is eliminated in the Conversion.

           The Board of Directors of the BANK also intend to take all necessary steps to establish the Foundation, and to fund such Foundation in the manner set forth in Section 7A hereof, subject to the approval of the Voting Members.

           The Conversion Stock will not be insured by the FDIC. The BANK will not knowingly lend funds or otherwise extend credit to any Person to purchase shares of the Conversion Stock.


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4.         HOLDING COMPANY APPLICATIONS AND APPROVALS

           The Holding Company shall make timely applications for any requisite regulatory approvals, including an Application on Form H-(e)1 or an H-(e)1-S, if available to the Holding Company, to be filed with the OTS and a Registration Statement on Form S-1 to be filed with the SEC. The BANK shall be a wholly-owned subsidiary of the Holding Company unless the Holding Company is eliminated in the Conversion.

5.         SALE OF CONVERSION STOCK

           The Conversion Stock will be offered simultaneously in the Subscription Offering to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in Sections 8 through 11 of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting of Members and must be commenced in time to complete the Conversion within the time period specified in Section 3.

           Any shares of Conversion Stock not subscribed for in the Subscription Offering will be offered for sale in the Community Offering as provided in
Section 12 of this Plan. The Subscription Offering may be commenced prior to the Special Meeting of Members and, in that event, the Community Offering may also be commenced prior to the Special Meeting of Members. The offer and sale of Conversion Stock prior to the Special Meeting of Members shall, however, be conditioned upon approval of the Plan by the Voting Members.

           If feasible, any shares of Conversion Stock remaining after the Subscription and Community Offerings may be sold in a Syndicated Community Offering, as provided in Section


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13 of this Plan in a manner that will achieve the widest distribution of the
Conversion Stock as determined by the BANK. The sale of all Conversion Stock subscribed for in the Subscription and Community Offerings will be consummated simultaneously on the date the sale of Conversion Stock in the Syndicated Community Offering is consummated and only if all unsubscribed for Conversion Stock is sold.

           The BANK may elect to offer to pay fees on a per share basis to brokers who assist Persons in determining to purchase shares in the Subscription and Community Offerings.

6.         NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK

           The total number of shares (or a range thereof) of Conversion Stock to be issued and offered for sale will be determined jointly by the Board of Directors of the BANK and the Board of Directors of the Holding Company, if the holding company form of organization is utilized, immediately prior to the commencement of the Subscription and Community Offerings, subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the OTS, if necessary. In particular, the total number of shares may be increased by up to 15% of the number of shares offered in the Subscription and Community Offering if the Estimated Price Range is increased subsequent to the commencement of the Subscription and Community Offering to reflect changes in market and financial conditions.

           All shares sold in the Conversion will be sold at a uniform price per share referred to in this Plan as the Actual Purchase Price. The aggregate purchase price for all shares of Conversion Stock will not be inconsistent with the estimated consolidated pro forma market value of the BANK or the Holding Company, if utilized. The estimated consolidated pro forma market value


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of the BANK or the Holding Company, if utilized, will be determined for such purpose by the Independent Appraiser. Prior to the commencement of the Subscription and Community Offerings, an Estimated Price Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The number of shares of Conversion Stock to be issued and the purchase price per share may be increased or decreased by the BANK. In the event that the aggregate purchase price of the Conversion Stock is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of purchasers may be required provided that up to a 15% increase above the maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the BANK or the Holding Company, if utilized, will not be deemed to be material so as to require a resolicitation of subscriptions. In the event that the aggregate purchase price of the Conversion Stock is below the minimum of the Estimated Price Range or in excess of 15% above the maximum of the Estimated Price Range, and a resolicitation is required, such resolicitation shall be effected in such manner and within such time as the BANK shall establish, with the approval of the OTS, if required.

           Based upon the independent valuation as updated prior to the commencement of the Subscription and Community Offerings, the Board of Directors of the Holding Company, (if a holding company form of organization is utilized) and the Board of Directors of the BANK will fix the Subscription Price and the range of the number of shares to be offered. If upon completion of the Subscription and Community Offerings all of the Conversion Stock is


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subscribed for, or if because of a limited number of unsubscribed shares or otherwise a Syndicated Community Offering cannot be effected, the total number of shares of Conversion Stock to be issued and sold will be jointly determined by the BANK and Holding Company (if a holding company form of organization is utilized) as follows: (a) the estimated aggregate pro forma market value of the BANK or the Holding Company, as the case may be, immediately after conversion as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, upon completion of the Subscription and Community Offerings or other sale of all of the Conversion Stock shall be divided by (b) the Actual Purchase Price.

           If there is a Syndicated Community Offering of shares of Conversion Stock not subscribed for in the Subscription and Community Offerings, the price per share at which the Conversion Stock is sold in such Syndicated Community Offering shall be the Subscription Price.

           Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the BANK and Holding Company, if utilized, and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock at the Actual Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company or the BANK if no Holding Company is utilized. If such confirmation is not received, the BANK may cancel the Subscription and Community Offerings and/or the Syndicated Community Offering, extend the Conversion, establish a new


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Subscription Price Range and/or Estimated Price Range, extend, reopen or hold new Subscription and Community Offerings and/or Syndicated Community Offering or take such other action as the OTS may permit.

           The Conversion Stock to be issued in the Conversion shall be fully paid and nonassessable.

7.         PURCHASE BY THE HOLDING COMPANY OF THE STOCK OF THE BANK

           Upon the consummation of the sale of all of the Conversion Stock, and in the event that a holding company form of organization is utilized, the Holding Company will purchase from the BANK all of the capital stock of the BANK to be issued by the BANK in the Conversion in exchange for the Conversion proceeds that are not permitted to be retained by the Holding Company.

           The Holding Company will apply to the OTS to retain up to 50% of the proceeds of the Conversion. Assuming the Holding Company is not eliminated, a lesser percentage may be acceptable. The BANK believes that the Conversion proceeds will provide economic strength to the Holding Company and the BANK for the future in a highly competitive and regulated environment and would facilitate expansion through acquisitions, diversification into other related businesses and for other business and investment purposes, including the payment of dividends and future repurchases of Conversion Stock as permitted by the OTS. If during the Conversion process the Board of Directors of the BANK determines not to complete the Conversion utilizing a holding company form of organization, capital stock of the BANK will be


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issued and sold in accordance with the Plan. The above activities may also be engaged in by the BANK if the Holding Company is eliminated.

7A.        ESTABLISHMENT AND FUNDING OF FOUNDATION

           As part of the Conversion, the Holding Company and the BANK intend to establish a Foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code and to donate to the Foundation up to 8% of the number of shares of Common Stock sold in the Conversion. The Foundation is being formed in connection with the Conversion in order to complement the BANK's existing community reinvestment activities and to share with the communities in which the BANK operates a part of the BANK's financial success as a community-minded, financial services institution. The funding of the Foundation with Common Stock of the Holding Company accomplishes this goal as it enables such communities to share in the potential growth and profitability of the Holding Company and the BANK over the long-term.

           The Foundation will be dedicated to the promotion of charitable purposes within the communities in which the BANK operates, including, but not limited to, grants or donations to support housing assistance, scholarships, local education, not-for-profit medical facilities, not-for-profit community groups and other types of organizations or civic minded projects. The board of directors of the Foundation will be responsible for establishing the polices of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average


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fair value of Foundation assets each year. In order to serve the purposes for which it was formed and maintain its 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it by the Holding Company.

           The establishment and funding of the Foundation as part of the Conversion is subject to the approval of the Voting Members by an affirmative vote of a majority of the votes eligible to be cast by Voting Members in person or by proxy at the Special Meeting. In the event that the BANK's Members approve this Plan, but not the Foundation, the BANK may determine to complete the Conversion without the establishment of the Foundation and may do so without amending this Plan or obtaining any further vote of the BANK's Members. Failure of the Voting Members to approve the Foundation may materially affect the pro forma market value of the BANK. In such an event, the BANK may establish a new Estimated Price Range and commence a resolicitation of subscribers. For comparison purposes, Voting Members will be provided with a projection of the pro forma market value of the Conversion Stock, an Estimated Price Range and certain selected pro forma financial data that would result if the Conversion were consummated without establishment of the Foundation.


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8.         SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS
           (FIRST PRIORITY)

           A. Each Eligible Account Holder shall receive, as first priority and without payment, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to an amount up to the greater of: the amount permitted to be subscribed for in the Community Offering which amount, pursuant to Section 12, currently is $175,000 of the Conversion Stock offered, but which may be increased to 5% or decreased to less than $175,000 without the further approval of members or resolicitation of subscribers; one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock; or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the maximum purchase limitation specified in Section 14A and the minimum purchase limitation specified in Section 14C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%.

           B. In the event that Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the


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Eligible Account Holders. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

           C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders.

9.         SUBSCRIPTION RIGHTS OF THE EMPLOYEE PLANS (SECOND PRIORITY)

           The Employee Plans shall receive, without payment, as a second priority after the filling of subscriptions of Eligible Account Holders, nontransferable subscription rights to purchase in the Subscription Offering the number of shares of Conversion Stock requested by such Employee Plans. If, after the filling of subscriptions of Eligible Account Holders, a sufficient number of shares are not available to fill the subscriptions by such Employee Plans, the subscription by such Employee Plans shall be filled to the maximum extent possible; provided, however, that in the event of an increase in the total number of shares issued due to an increase in the Estimated


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Price Range of up to 15%, the additional shares may be sold to the Employee
Plans subject to the provisions of Section 14.

           The Employee Plans shall not be deemed to be an associate or affiliate of or Person Acting in Concert with any Director or Officer of the Holding Company or the BANK.

10.        SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT
           HOLDERS (THIRD PRIORITY)

           A. Each Supplemental Eligible Account Holder shall receive, as third priority and without payment, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to an amount up to the greater of: the amount permitted to be subscribed for in the Community Offering which amount, pursuant to Section 12, currently is $175,000 of the Conversion Stock offered, but which may be increased to 5% or decreased to less than $175,000 without the further approval of members or resolicitation of subscribers; one-tenth of one percent (.10%) of the total offering of Conversion Stock; or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders in the BANK on the Supplemental Eligibility Record Date, subject to the maximum purchase limitation specified in Section 14A and the minimum purchase limitation specified in Section 14C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%.

           B. In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of shares eligible for subscription, the remaining shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Supplemental Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

           C. Subscription rights received by an Eligible Account Holder pursuant to Section 8 shall be applied in partial satisfaction of the subscription rights to be received as a Supplemental Eligible Account Holder pursuant to this Section 10.

11.        SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

           A. Each Other Member shall receive, without payment, as a fourth priority after the filling of subscriptions of the Eligible Account Holders, the Employee Plans, and the Supplemental Eligible Account Holders, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to an amount up to the greater of: the amount permitted to be subscribed for in the Community Offering which amount, pursuant to Section 12, currently is $175,000 of the Conversion Stock offered, but which may be increased to 5% or decreased to less than $175,000 without the further approval of members or resolicitation of subscribers; or one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock, subject to the maximum purchase limitation specified in Section 14A and the minimum purchase limitation specified in Section 14C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%.

           B. In the event that Other Members exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of shares eligible for subscription, the remaining shares of Conversion Stock shall be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining after that allocation will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied pro rata in the same proportion that the number of votes of a subscribing Other Member on the Voting Record Date bears to the total votes on the Voting Record Date of all subscribing Other Members. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Other Members, the excess shall be reallocated (one or more times as necessary) among those remaining Other Members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

12.        COMMUNITY OFFERING (FIFTH PRIORITY)


           If less than the total number of shares of Conversion Stock to be subscribed for in the Conversion are sold in the Subscription Offering, it is expected that shares remaining unsubscribed for will be made available for purchase in the Community Offering to certain members of the general public, which may subscribe together with any Associate or group of persons Acting in Concert for up to $175,000 of the shares of Conversion Stock offered subject to the Maximum Overall Purchase Limitation as specified in Section 14A and the minimum purchase limitation specified in Section 14C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; provided, however, that the amount permitted to be purchased in the Community Offering may be increased to 5% of the Conversion Stock; or decreased to less than $175,000 without the further approval of members or resolicitation of subscribers. The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm, experienced and expert in the sale of savings institution securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. Any excess of shares will be available for purchase by the general public with preference given to the Preferred Subscribers. The BANK shall make distribution of the Conversion Stock to be sold in the Community Offering in such a manner as to promote the widest distribution of Conversion Stock. The BANK reserves the right to reject any or all orders, in whole or in part, which are received in the Community Offering.

           If the subscribers in the Community Offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among the subscribers in the manner which permits each such person to the extent possible, to purchase the number of shares necessary to make his total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by such persons. Thereafter, unallocated shares will be allocated among the subscribers whose subscriptions remain unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. The BANK may establish all other terms and conditions of such offer. It is expected that the Community Offering will commence concurrently with the Subscription Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS.

13.        SYNDICATED COMMUNITY OFFERING

           If feasible, all shares of Conversion Stock not subscribed for in the Subscription and Community Offerings may be sold in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the BANK, in a manner that will achieve the widest distribution of the Conversion Stock subject to the right of the BANK to accept or reject in whole or in part all subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any person together with any Associate or group of persons Acting in Concert may purchase up to $175,000 of the total number of shares of Conversion Stock offered subject to the maximum purchase limitation specified in Section 14A and the minimum purchase limitation specified in Section 14C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; provided, however, that this amount may be increased to 5% or decreased to less than $175,000 without the further approval of members or resolicitation of subscribers. The shares purchased by any Person together with any Associate or group of persons Acting in Concert pursuant to
Section 12 shall be counted toward meeting the maximum percentage of shares permitted to be purchased pursuant to this Section. Provided that the Subscription Offering has commenced, the BANK may commence the Syndicated Community Offering at any time after the mailing to the Members of the Proxy Statement to be used in connection with the Special Meeting of Members, provided that the completion of the offer and sale of the Conversion Stock shall be conditioned upon the approval of this Plan by the Voting Members. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

           Alternatively, if a Syndicated Community Offering is not held, the BANK shall have the right to sell any shares of Conversion Stock remaining following the Subscription and Community Offerings in an underwritten firm commitment public offering. The provisions of Section 14 hereof shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the BANK, which will in no event exceed an amount deemed to be acceptable by the OTS.

           If for any reason a Syndicated Community Offering or an underwritten firm commitment public offering of shares of Conversion Stock not sold in the Subscription and Community Offerings can not be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription and Community Offerings or in the Syndicated Community Offering or an underwritten firm commitment public offering, other purchase arrangements will be made for the sale of unsubscribed shares by the BANK, if possible. Such other purchase arrangements will be subject to the approval of the OTS.

14.        LIMITATION ON PURCHASES

           In addition to the maximum amount of Conversion Stock that may be subscribed for as set forth in Sections 8, 10, 11, 12 and 13, the following limitations shall apply to all purchases of shares of Conversion Stock:

           A. The maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the conversion by any Person or Participant together with any Associate or group or persons Acting in Concert shall not exceed 1.0% of the Conversion Stock offered (the "Maximum Overall Purchase Limitation"), except for the Employee Plans which may subscribe for up to 10% of the Conversion Stock issued and except for certain Eligible Account Holders and Supplemental Eligible Account Holders which may subscribe for or purchase shares in accordance with Sections 8 and 10 herein, respectively; provided, however, in the event that the Maximum Overall Purchase Limitation is increased to more than 2.0% of the shares of Conversion Stock offered, orders for Conversion Stock in the Community Offering and in the Syndicated Community Offering (or, alternatively an underwritten firm commitment public offering), if any, shall, as determined by the BANK, first be filled to a maximum of 2.0% of the total number of shares of Conversion Stock offered and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

           B. The maximum number of shares of Conversion Stock which may be purchased in all categories in the Conversion by Officers and Directors of the BANK and their Associates in the aggregate shall not exceed 25% of the total number of shares of Conversion Stock issued.

           C. A minimum of 25 shares of Conversion Stock must be purchased by each Person purchasing shares in the Conversion to the extent those shares are available; provided, however, that in the event the minimum number of shares of Conversion Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares of Conversion Stock which when multiplied by the price per share shall not exceed $500, as determined by the Board.

           If the number of shares of Conversion Stock otherwise allocable pursuant to Sections 8, 10, 11, 12 and 13, to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Conversion Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above maximums, and such maximum number of shares shall be reallocated among that Person and his or her Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

           Depending upon market or financial conditions, the Board of Directors of the BANK and the Holding Company, without further approval of the Members, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5%. Notwithstanding the foregoing, the Maximum Overall Purchase Limitation may be increased up to 9.99% provided that orders for Conversion Stock exceeding 5% of the shares being offered shall not exceed, in the aggregate, 10% of the total offering. If the BANK or the Holding Company, as the case may be, increases the maximum purchase limitations, the BANK or the Holding Company, as the case may be, is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the BANK or the Holding Company, as the case may be, resolicit certain other large subscribers.

           In the event shares of Conversion stock are sold in excess of the maximum of the Estimated Price Range, (the "Adjusted Maximum") such shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription to the Adjusted Maximum; (ii) in the event that there is an over subscription at the Eligible Account Holder level, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum in accordance with Section 8; (iii) in the event there is an over subscription at the Supplemental Eligible Account Holder level, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum in accordance with Section 10; (iv) in the event that there is an over subscription at the Other Member level, to fill unfulfilled subscriptions of Other

Members exclusive of the Adjusted Maximum in accordance with Section 11; and (v) to fill unfulfilled Subscriptions in the Community Offering exclusive of the Adjusted Maximum in accordance with Section 12.

           For purposes of this Section 14, the Directors and Officers of the BANK and the Holding Company shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors or Officers of the BANK or the Holding Company.

           Each Person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

           For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of common stock of the BANK or the Holding Company, as the case may be, except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than one percent of the outstanding shares of common stock of the BANK or the Holding Company, as the case may be, the exercise of any options pursuant to a stock option plan or purchases of common stock of the BANK or the Holding Company, as the case may be, made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the BANK or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term

"investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

15.        PAYMENT FOR CONVERSION STOCK

           All payments for Conversion Stock subscribed for in the Subscription, Community and Syndicated Community Offerings must be delivered in full to the BANK, together with a properly completed and executed Order Form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the Order Form or purchase order, as the case may be, unless such date is extended by the BANK; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Conversion Stock subscribed for by such plans at the Actual Purchase Price upon consummation of the Conversion, provided that, in the case of the employee stock ownership plan ("ESOP") there is in force from the time of its subscription until the consummation of the Conversion, a loan commitment from the Holding Company or an unrelated financial institution to lend to the ESOP, at such time, the aggregate Subscription Price of the shares for which it subscribed. The BANK may make scheduled discretionary contributions to an Employee Plan provided such contributions do not cause the BANK to fail to meet its regulatory capital requirement.

           Notwithstanding the foregoing, the BANK and the Holding Company, if utilized, shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community Offering and to thereafter submit payment for the

Conversion Stock for which they are subscribing in the Community Offering at any time prior to 48 hours before the completion of the Conversion, unless such 48 hour period is waived by the BANK and the Holding Company, in their sole discretion.

           Payment for Conversion Stock subscribed for shall be made either in cash (if delivered in person), check or money order. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares subscribed for by authorizing the BANK on the Order Form to make a withdrawal from the subscriber's Savings Account at the BANK in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be cancelled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber's Savings Account but may not be used by the subscriber until the Conversion Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS) following the Subscription and Community Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the purchase price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the BANK at not less than the passbook annual rate on payments for Conversion Stock received in cash or by check or money order. Such interest will be paid from the date payment is received by the BANK until consummation or termination of the Conversion. If for any reason the Conversion is not consummated, all payments made by subscribers in the Subscription, Community and Syndicated Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Savings Accounts, refunds will be made by cancelling the authorization for withdrawal. The BANK is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Conversion, and therefore, will not do so.

16.        MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

           As soon as practicable after the Prospectus prepared by the Holding Company and BANK has been declared effective by the OTS and the SEC, if the holding company form of organization is utilized, Order Forms will be distributed to all Eligible Account Holders, the Employee Plans, the Supplemental Eligible Account Holders and Other Members at their last known addresses appearing on the records of the BANK for the purpose of subscribing to shares of Conversion Stock in the Subscription Offering and will be made available for use by those Persons entitled to purchase in the Community Offering. Notwithstanding the foregoing, the BANK may elect to send Order Forms only to those Persons who request them after such notice as is approved by the OTS and is adequate to apprise all Eligible Account Holders, the Employee Plans, Supplemental Eligible Account Holders and Other Members of the pendency of the Subscription Offering has been given. Such notice may be included with the proxy statement for the Special Meeting of Members and may also be included in a notice of the pendency of the

Conversion and the Special Meeting of Members sent to all Eligible Account Holders and Supplemental Eligible Account Holders in accordance with regulations of the OTS.

           Each Order Form will be preceded or accompanied by the Prospectus (if a holding company form of organization is utilized) or the Offering Circular (if the holding company form of organization is not utilized) describing the Holding Company, if utilized, the BANK, the Conversion Stock and the Subscription and Community Offerings. Each Order Form will contain, among other things, the following:

           A. A specified date by which all Order Forms must be received by the BANK, which date shall be not less than twenty (20), nor more than forty-five
(45) days, following the date on which the Order Forms are mailed by the BANK, and which date will constitute the termination of the Subscription Offering;

           B. The Subscription Price per share for shares of Conversion Stock to be sold in the Subscription and Community Offerings;

           C. A description of the minimum and maximum number of shares of Conversion Stock which may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Community Offering;

           D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of shares of Conversion Stock for which such person elects to subscribe and the available alternative methods of payment therefor;

           E. An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus or Offering Circular, as the case may be, prior to execution of the Order Form;

           F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering within the subscription period such properly completed and executed Order Form, together with cash (if delivered in person), check or money order in the full amount of the purchase price as specified in the Order Form for the shares of Conversion Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the BANK withdraw said amount from the subscriber's Savings Account at the
BANK) to the BANK; and

           G. A statement to the effect that the executed Order Form, once received by the BANK, may not be modified or amended by the subscriber without the consent of the BANK.

           Notwithstanding the above, the BANK and the Holding Company will not accept orders received on photocopied or facsimilied order forms.

17.        UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS: INSUFFICIENT PAYMENT

           In the event Order Forms (a) are not delivered and are returned to the BANK by the United States Postal Service or the BANK is unable to locate the addressee, (b) are not received back by the BANK or are received by the BANK after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, except in the case of institutional investors in the Community Offering, by delivering irrevocable orders together with a legally binding commitment to pay in cash, check, money order or wire transfer the full amount of the purchase price prior to 48 hours before the completion of the Conversion for the shares of Conversion Stock subscribed for (including cases in which savings accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the contemplated Order Form within the time period specified thereon; provided, however, that the BANK may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the BANK may specify. The interpretation of the BANK of terms and conditions of the Plan and of the Order Forms will be final, subject to the authority of the OTS.

18.        RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

           A. All shares of Conversion Stock purchased by Directors or Officers of the BANK or the Holding Company in the Conversion shall be subject to the restriction that, except as provided in Section 18B, below, or as may be approved by the OTS, no interest in such shares may be sold or otherwise disposed of for value for a period of one (l) year following the date of purchase.

           B. The restriction on disposition of shares of Conversion Stock set forth in Section 18A above shall not apply to the following:

              (i) Any exchange of such shares in connection with a merger or acquisition involving the BANK or the Holding Company, as the case may be, which has been approved by the OTS; and

              (ii) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan.

           C. With respect to all shares of Conversion Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

              (i) Each certificate representing shares restricted within the meaning of Section 18A, above, shall bear a legend prominently stamped on its face giving notice of the restriction;

              (ii) Instructions shall be issued to the stock transfer agent for the BANK or the Holding Company, as the case may be, not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

              (iii) Any shares of capital stock of the BANK or the Holding Company, as the case may be, issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding shares of Conversion Stock subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Conversion Stock.

19.        VOTING RIGHTS OF STOCKHOLDERS

           Upon conversion, the holders of the capital stock of the BANK shall have the exclusive voting rights with respect to the BANK as specified in its charter. The holders of the common stock of the Holding Company (if a holding company form of organization is utilized) shall have the exclusive voting rights with respect to the Holding Company.

20.        ESTABLISHMENT OF LIQUIDATION ACCOUNT

           The BANK shall establish at the time of conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to conversion ("Liquidation Account"). The liquidation account will be maintained by the BANK for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Savings Accounts at the BANK. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Savings Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his Savings Account balance at the Eligibility Record Date and/or Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as hereinafter provided.

           In the unlikely event of a complete liquidation of the BANK (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Savings Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for his Savings Account then held, before any liquidation distribution may be made to any holders of the BANK's capital stock. No merger, consolidation, bulk purchase of assets with assumption of Savings Accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the BANK is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

           The initial subaccount balance for a Savings Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder's and/or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the BANK. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below. For Savings Accounts in existence at both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Savings Account on such record dates. Such initial subaccount balances shall not be increased but shall be subject to downward adjustment as described below.

           If, at the close of business on any annual closing date, commencing on or after the effective date of Conversion, the deposit balance in the Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Savings Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Savings Account, the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Savings Account. If any such Savings Account is closed, the related subaccount shall be reduced to zero.

           The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the BANK.

21.        TRANSFER OF SAVINGS ACCOUNTS AND CONTINUITY OF THE BANK

           Upon Conversion, each Savings Account Holder having a Savings Account at the BANK prior to the Conversion will continue to have a Savings Account, without payment therefor, in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect prior to the Conversion.

           After the Conversion, the BANK will succeed to all the rights, interests, duties and obligations of the BANK before the Conversion, including but not limited to all rights and interests of the BANK in and to its assets and properties, whether real, personal or mixed. The BANK will continue to be a member of the Federal Home Loan Bank System and all its insured savings deposits will continue to be insured by the FDIC to the extent provided by applicable law.

22.        RESTRICTIONS ON ACQUISITION OF THE BANK AND HOLDING
           COMPANY

           A. In accordance with OTS regulations, for a period of three years from the date of consummation of the Conversion, no Person, other than the Holding Company (if a holding company form of organization is utilized), shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the BANK without the prior written consent of the OTS.

           B. 1. The charter of the BANK contains a provision stipulating that no person, except the Holding Company (if a holding company form of organization is utilized), for a period of five years following the date of the Conversion shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the BANK, without the prior written approval of the OTS. In addition, such charter may also provide that for a period of five years following the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of directors.

              2. The Certificate of Incorporation of the Holding Company, if a holding company form of organization is utilized, will contain a provision stipulating that in no event shall any record owner of any outstanding shares of the Holding Company's common stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote in respect to any shares held in excess of 10%. In addition, the Certificate of Incorporation and Bylaws of the Holding Company provide for staggered terms of the directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

           C. For the purposes of this Section 22:

              (i) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution;

               (ii) The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

               (iii) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

               (iv) The term "security" includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a "security" as defined in 15 U.S.C. Section 78c(a)(10).

23.        PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

           The BANK shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the Liquidation Account or (ii) the federal regulatory capital requirement in Section 567.2 of the Rules and Regulations of the OTS. Otherwise, the BANK may declare dividends, make capital distributions or repurchase its capital stock in accordance with applicable law and regulations.

24.        AMENDMENT OF PLAN

           If deemed necessary or desirable, the Plan may be substantively amended at any time prior to solicitation of proxies from Members to vote on the Plan by a two-thirds vote of the BANK's Board of Directors, and at any time thereafter by such vote of such Board of Directors with the concurrence of the OTS. Any amendment to the Plan made after approval by the Members with the approval of the OTS shall not necessitate further approval by the Members unless otherwise required by the OTS. The Plan may be terminated by majority vote of the

BANK's Board of Directors at any time prior to the Special Meeting of Members to vote on the Plan, and at any time thereafter with the concurrence of the OTS.

           By adoption of the Plan, the Members of the BANK authorize the Board of Directors to amend or terminate the Plan under the circumstances set forth in this Section.

25.        CHARTER AND BYLAWS

           By voting to adopt the Plan, members of the BANK will be voting to adopt a Federal Stock Savings Bank Charter and Bylaws for a Federal Stock Savings Bank attached as Exhibits I and II to this Plan. The effective date of the BANK's stock charter and bylaws shall be the date of issuance and sale of the Conversion Stock as specified by the OTS.

26.        CONSUMMATION OF CONVERSION

           The Conversion of the BANK shall be deemed to take place and be effective upon the completion of all requisite organizational procedures for obtaining a Federal Stock Savings Bank Charter for the BANK and sale of all Conversion Stock.

27.        REGISTRATION AND MARKETING

           Within the time period required by applicable laws and regulations, the BANK or the Holding Company, as the case may be, will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor to the BANK or any holding company of the BANK. In addition, the BANK or Holding Company, as the case may be, will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange or the NASDAQ system.

28.        RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

           The BANK will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Conversion Stock pursuant to the Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Conversion Stock in the Subscription Offering if such Person resides in a foreign country or in a state of the United States with respect to which both of the following apply: A. a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state and; B. the issuance of subscription rights or the offer or sale of shares of Conversion Stock to such Persons would require the BANK or the Holding Company, as the case may be, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state and such registration or qualification would be impracticable for reasons of cost or otherwise.

29.        EXPENSES OF CONVERSION

           The BANK shall use its best efforts to assure that expenses incurred by it in connection with the Conversion shall be reasonable.

30.        CONDITIONS TO CONVERSION

           The Conversion of the BANK pursuant to this Plan is expressly conditioned upon the following:

           (a) Prior receipt by the BANK of rulings of the United States Internal Revenue Service and any applicable state taxing authority, or opinions of counsel, substantially to the effect that the Conversion will not result in any adverse federal or state tax consequences to Eligible Account Holders or to the BANK and the Holding Company before or after the Conversion;

           (b) The sale of all of the Conversion Stock offered in the Conversion; and

           (c) The completion of the Conversion within the time period specified in Section 3 of this Plan.

31.        INTERPRETATION

           All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the BANK shall be final, subject to the authority of the OTS.

                                                                       EXHIBIT I

                              FEDERAL STOCK CHARTER
                                       FOR
                               FIRST FEDERAL BANK

                           Section 1. Corporate Title.


           The full corporate title of the savings bank is First Federal Bank (the "BANK").


                               Section 2. Office.

           The home office shall be located in the City of Hazleton, in the County of Luzerne, Commonwealth of Pennsylvania.

                              Section 3. Duration.

           The duration of the BANK is perpetual.

                         Section 4. Purpose and Powers.

           The purpose of the BANK is to pursue any or all of the lawful objectives of a Federal savings bank chartered under Section 5 of the Home Owners' Loan Act and to exercise all the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

                            Section 5. Capital Stock.


           The total number of shares of all classes of the capital stock which the BANK has authority to issue is eighteen million (18,000,000), all of which sixteen million (16,000,000) shall be common stock, par value $1.00 per share and of which two million (2,000,000) shall be preferred stock, par value $1.00 per share. The shares may be issued from time to time as authorized by the Board of Directors without further approval of shareholders except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the BANK. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the BANK, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the Board of Directors of the BANK, shall be conclusive. In the case of a stock dividend, that part of the retained earnings of the BANK that is transferred to common stock or paid-in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.



           Except for shares issued in the initial organization of the Bank or in connection with the conversion of the BANK from the mutual to the stock form of capitalization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the BANK other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.


           Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors, unless the charter otherwise provides that there shall be no such cumulative voting: Provided, That this restriction on voting separately by class or series shall not apply:

           (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the Board of Directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

           (ii) To any provision that would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the BANK with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the BANK if the preferred stock is exchanged for securities of such other corporation: Provided, That no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office or the Federal Deposit Insurance Corporation;

           (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving BANK in a merger or consolidation for the BANK, shall not be considered to be such an adverse change.

           A description of the different classes and series (if any) of the BANK's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

           A. Common Stock. Except as provided in this Section 5 (or in any supplementary sections hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by each holder, except as to the cumulation of votes for the election of directors, unless the charter otherwise provides that there shall be no such cumulative voting.

                      Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, or retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

                      In the event of any liquidation, dissolution, or winding up of the BANK, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the BANK available for distribution remaining after: (i) payment or provision for payment of the BANK's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the BANK. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

           B. Preferred Stock. The BANK may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

                      (a) The distinctive serial designation and the number of shares constituting such series;

                      (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

                      (c) The voting powers, full or limited, if any, of the shares of such series;

                      (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

                      (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the BANK;

                      (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

                      (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the BANK and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                      (h) The price or other consideration for which the shares of such series shall be issued; and

                      (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

           Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

           The Board of Directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

           Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the Board of Directors, the BANK shall file with the Secretary of the Office a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

                          Section 6. Preemptive Rights.

           Holders of the capital stock of the BANK shall not be entitled to preemptive rights with respect to any shares of the BANK which may be issued.

                         Section 7. Liquidation Account.

           Pursuant to the requirements of the Office's regulations (12 C.F.R. 563b.3), the BANK shall establish and maintain a liquidation account for the benefit of its savings account holders as of September 30, 1996 and [_________________] ("eligible savers"). In the event of a complete liquidation of the BANK, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the BANK's eligible saver's inchoate interest in the liquidation account, to the extent it is still in existence: provided, that an eligible saver's inchoate interest in the liquidation account shall not entitle such eligible saver to any voting rights at meetings of the BANK's shareholders.

            Section 8. Certain Provisions Applicable for Five Years.


           Notwithstanding anything contained in the BANK's charter or bylaws to the contrary, for a period of five years from the date of completion of the conversion of the BANK from mutual to stock form, the following provisions shall apply:



           A. Beneficial Ownership Limitation. No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of any equity security of the BANK. This limitation shall not apply to a transaction in which the BANK forms a holding company without change in the respective beneficial ownership interests of the BANK's shareholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under
                      Section 574.3(c)(1)(vi) of the Office Regulations.


                      In the event shares are acquired in violation of this
                      Section 8, all shares beneficially owned by any person in excess of 10 percent shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote.

           For the purposes of this Section 8, the following definitions apply:

                      (i) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the BANK.

                      (ii) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

                      (iii) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

                      (iv) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

           B. Cumulative Voting Limitation. Shareholders shall not be permitted to cumulate their votes for the election of directors.

           C. Call for Special Meetings. Special meetings of shareholders relating to changes in control of the BANK or amendments to its charter shall be called only at the direction of the Board of Directors.

                              Section 9. Directors.


           The BANK shall be under the direction of a Board of Directors. The authorized number of directors, as stated in the BANK's bylaws, shall be not be less than five nor more than 15 except when a greater number or lesser number is approved by the Office or his or her delegate.

                        Section 10. Amendment of Charter.


           Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is proposed by the Board of Directors of the BANK, approved by the shareholders by a majority of the votes eligible to be cast at a legal meeting unless a higher vote is otherwise required, and approved or preapproved by the Office.






                                            FIRST FEDERAL BANK


Attest:                                     By:
         -----------------------------           -----------------------------
         Adelia Lazur                            E. Lee Beard
         Secretary                               President and Chief Executive
                                                   Officer


                                            OFFICE OF THRIFT SUPERVISION


Attest:                                     By:
         -----------------------------           -----------------------------
         Secretary to the Office                 Director


Declared effective on
the _____ day of __________, 199_

                                                                      EXHIBIT II



                              FEDERAL STOCK BYLAWS



                                      FOR



                               FIRST FEDERAL BANK



                            ARTICLE I - HOME OFFICE



           The home office of First Federal Bank ("Bank") shall be at 12 E. Broad Street, Hazleton in the County of Luzerne, in the Commonwealth of Pennsylvania.



                           ARTICLE II - SHAREHOLDERS



           Section 1. Place of Meetings. All annual and special meetings of shareholders shall be held at the home office of the Bank or at such other convenient place as the board of directors may determine.



           Section 2. Annual Meeting. A meeting of the shareholders of the Bank for the election of directors and for the transaction of any other business of the Bank shall be held annually within 150 days after the end of the Bank's fiscal year on the thirtieth day of September if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at or at such other date and time within such 150-day period as the board of directors may determine.



           Section 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the Office of Thrift Supervision ("Office"), may be called at any time by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-tenth of all of the outstanding capital stock of the Bank entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the Bank addressed to the chairman of the board, the president, or the secretary.



           Section 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with the most current edition of Robert's Rules of Order unless otherwise prescribed by regulations of the Office or these bylaws or the board of directors adopts another written procedure for the conduct of meetings. The board of directors shall designate, when present, either the chairman of the board or president to preside at such meetings.



           Section 5. Notice of Meetings. Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than 20 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the president, or the secretary, or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of the Bank as of the record date prescribed in section 6 of this article II with postage prepaid. When any shareholders' meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.



           Section 6. Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 60 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment.



           Section 7. Voting Lists. At least 20 days before each meeting of the shareholders, the officer or agent having charge of the stock transfer books for shares of the Bank shall make a complete list of the shareholders of record entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address and the number of shares held by each. This list of shareholders shall be kept on file at the home office of the Bank and shall be subject to inspection by any shareholder of record or the shareholder's agent at any time during usual business hours for a period of 20 days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder of record or any shareholder's agent during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders. In lieu of making the shareholder list available for inspection by shareholders as provided in the preceding paragraph, the board of directors may elect to follow the procedures prescribed in Section 552.6(d) of the Office's regulations as now or hereafter in effect.



           Section 8. Quorum. A majority of the outstanding shares of the Bank entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number of shareholders voting together or voting by classes is required by law or the charter. Directors, however, are elected by a plurality of the votes cast at an election of directors.



           Section 9. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney in fact. Proxies may be given telephonically or electronically as long as the holder uses a procedure for verifying the identity of the shareholder. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid more than eleven months from the date of its execution except for a proxy coupled with an interest.



           Section 10. Voting of Shares in the Name of Two or More Persons. When ownership stands in the name of two or more persons, in the absence of written directions to the Bank to the contrary, at any meeting of the shareholders of the Bank any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.



           Section 11. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian, or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares outstanding in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name. Shares held in trust in an IRA or Keogh Account, however, may by voted by the Bank if no other instructions are received. Shares outstanding in the name of a receiver may be voted by such receiver, and shares held by or under control of a receiver may be voted by such receiver without the transfer into his or her name if authority to do so is consigned in an appropriate order of the court or other public authority by which such receiver was appointed.



           A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.



           Neither treasury shares of its own stock held by the Bank nor shares held by another Corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Bank, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

           Section 12. Inspectors of Election. In advance of any meeting of shareholders, the board of directors may appoint any person other than nominees for office as inspectors of election to act at such meeting or any adjournment. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed the chairman of the board or the president may, or on the request of not fewer than 10 percent of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the chairman of the board or the president.



           Unless otherwise prescribed by regulations of the Office, the duties of such inspectors shall include: determining the number of shares and the voting power of each share, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; receiving votes, ballots, or consents; hearing and determining all challenges and questions in any way arising in connection with the rights to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper for conduct the election or vote with fairness to all shareholders.



           Section 13. Nominating Committee. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the Bank. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the Bank at least five days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the Bank. Ballots bearing the names of all persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.



           Section 14. New Business. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the Bank at least five days before the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least five days before the meeting, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but



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




in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.



           Section 15. Informal Action by Shareholders. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.



                        ARTICLE III - BOARD OF DIRECTORS



           Section 1. General Powers. The business and affairs of the Bank shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board and a president from among its members and shall designate, when present, either the chairman of the board or the president to preside at its meetings.



           Section 2. Number and Term. The board of directors shall consist of nine (9) and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.



           Section 3. Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this bylaw following the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, for the holding of additional regular meetings without other notice than such resolution. Directors may participate in a meeting by means of a conference telephone or similar communications device through which all persons participating can hear each other at the same time. Participation by such means shall constitute presence in person for all purposes.



           Section 4. Qualification. Each director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the Bank unless the Bank is a wholly owned subsidiary of a holding company.



           Section 5. Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president, or one-third of the directors. The persons authorized to call special meetings of the board of directors may fix any place, within the Bank's normal lending territory, as the place for holding any special meeting of the board of directors called by such persons.



           Members of the board of directors may participate in special meetings by the making use of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person for all purposes.

           Section 6. Notice. Written notice of any special meeting shall be given to each director at least 24 hours prior thereto when delivered personally or by telegram or at least five days prior thereto when delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the mail so addressed, with postage prepaid if mailed, when delivered to the telegraph company if sent by telegram, or when the Bank receives notice of delivery if electronically transmitted. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice of waiver of notice of such meeting.



           Section 7. Quorum. A majority of the number of directors fixed by section 2 of this article III shall constitute a quorum for the transaction of business at any meeting of the board of directors; but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by section 5 of this article III.



           Section 8. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by regulation of the Office or by these bylaws.



           Section 9. Action Without a Meeting. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.



           Section 10. Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of the Bank addressed to the chairman of the board or the president. Unless otherwise specified, such resignation shall take effect upon receipt by the chairman of the board or the president. More than three consecutive absences from regular meetings of the board of directors, unless excused by resolution of the board of directors, shall automatically constitute a resignation, effective when such resignation is accepted by the board of directors.



           Section 11. Vacancies. Any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve only until the next election of directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.



           Section 12. Compensation. Directors, as such, may receive a stated salary for their services. By resolution of the board of directors, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for attendance at committee meetings as the board of directors may determine.



           Section 13. Presumption of Assent. A director of the Bank who is present at a meeting of the board of directors at which action on any bank matter is taken shall be presumed to have assented to the action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless he or she shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Bank within five days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a director who voted in favor of such action.



           Section 14. Removal of Directors. At a meeting of shareholders called expressly for that purpose, any director may be removed only for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the charter or supplemental sections thereto, the provisions of this section shall apply, in respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.



                  ARTICLE IV - EXECUTIVE AND OTHER COMMITTEES



           Section 1. Appointment. The board of directors, by resolution adopted by a majority of the full board, may designate the chief executive officer and two or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the board of directors, or any director, of any responsibility imposed by law or regulation.



           Section 2. Authority. The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the board of directors with reference to: the declaration of dividends; the amendment of the charter or bylaws of the Bank, or recommending to the shareholders a plan of merger, consolidation, or conversion; the sale, lease, or other disposition of all or substantially all of the property and assets of the Bank otherwise than in the usual and regular course of its business; a voluntary dissolution of the Bank; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has any material beneficial interest.



           Section 3. Tenure. Subject to the provisions of section 8 of this article IV, each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his or her designation and until a successor is designated as a member of the executive committee.

           Section 4. Meetings. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day's notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.



           Section 5. Quorum. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.



           Section 6. Action Without a Meeting. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.



           Section 7. Vacancies. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.



           Section 8. Resignations and Removal. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the president or secretary of the Bank. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.



           Section 9 Procedure. The executive committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting held next after the proceedings shall have occurred.



           Section 10. Other Committees. The board of directors may by resolution establish an audit, loan, or other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the Bank and may prescribe the duties, constitution, and procedures thereof.



                              ARTICLE V - OFFICERS



           Section l . Positions. The officers of the Bank shall be a president, one or more vice presidents, a secretary, and a treasurer or comptroller, each of whom shall be elected by the board of directors. The board of directors may also designate the chairman of the board as an officer. The offices of the secretary and treasurer or comptroller may be held by the same person and a vice president may also be either the secretary or the treasurer or comptroller. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the Bank may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.



           Section 2. Election and Term of Office. The officers of the Bank shall be elected annually at the first meeting of the board of directors held after each annual meeting of the shareholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation or removal in the manner hereinafter provided. Election or appointment of an officer, employee, or agent shall not of itself create contractual rights. The board of directors may authorize the Bank to enter into an employment contract with any officer in accordance with regulations of the Office; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with section 3 of this Article V.



           Section 3. Removal. Any officer may be removed by the board of directors whenever in its judgment the best interests of the Bank will be served thereby, but such removal, other than for cause, shall be without prejudice to the contractual rights, if any, of the person so removed.



           Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the board of directors for the unexpired portion of the term.



           Section 5. Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors.



              ARTICLE VI - CONTRACTS, LOANS, CHECKS, AND DEPOSITS



           Section 1. Contracts. To the extent permitted by regulations of the Office, and except as otherwise prescribed by these bylaws with respect to certificates for shares, the board of directors may authorize any officer, employee, or agent of the Bank to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Bank. Such authority may be general or confined to specific instances.



           Section 2. Loans. No loans shall be contracted on behalf of the Bank and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

           Section 3. Checks; Drafts. etc. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Bank shall be signed by one or more officers, employees or agents of the Bank in such manner as shall from time to time be determined by the board of directors.



           Section 4. Deposits. All funds of the Bank not otherwise employed shall be deposited from time to time to the credit of the Bank in any duly authorized depositories as the board of directors may select.



            ARTICLE VII - CERTIFICATES FOR SHARES AND THEIR TRANSFER



           Section 1. Certificates for Shares. Certificates representing shares of capital stock of the Bank shall be in such form as shall be determined by the board of directors and approved by the Office. Such certificates shall be signed by the chief executive officer or by any other officer of the Bank authorized by the board of directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the Bank itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the owner of shares and date of issue, shall be entered on the stock transfer books of the Bank. All certificates surrendered to the Bank for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and cancelled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the Bank as the board of directors may prescribe.



           Section 2. Transfer of Shares. Transfer of shares of capital stock of the Bank shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his or her legal representative, who shall furnish proper evidence of such authority, or by his or her attorney authorized by a duly executed power of attorney and filed with the Bank. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Bank shall be deemed by the Bank to be the owner for all purposes.



                           ARTICLE VIII - FISCAL YEAR



           The fiscal year of the Bank shall end on the thirtieth day of September of each year. The appointment of accountants shall be subject to annual ratification by the shareholders.

                             ARTICLE IX - DIVIDENDS



           Subject to the terms of the Bank's charter and the regulations and orders of the Office, the board of directors may, from time to time, declare, and the Bank may pay, dividends on its outstanding shares of capital stock.



                           ARTICLE X - CORPORATE SEAL



           The board of directors shall provide the Bank seal which shall be two concentric circles between which shall be the name of the Bank. The year of incorporation or an emblem may appear in the center.



                            ARTICLE XI - AMENDMENTS



           These bylaws may be amended in a manner consistent with regulations of the Office and shall be effective after: (i) approval of the amendment by a majority vote of the authorized board of directors, or by a majority vote of the votes cast by the shareholders of the Bank at any legal meeting, and (ii) receipt of any applicable regulatory approval. When the Bank fails to meet its quorum requirements, solely due to vacancies on the board, then the affirmative vote of a majority of the sitting board will be required to amend the bylaws.